For Immediate Release
February 27, 2019

Southwest Gas Holdings, Inc. Announces 2018 Earnings and
Initiates 2019 Earnings Guidance

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $3.68 per diluted share for 2018, a $0.36 decrease from tax reform influenced consolidated earnings of $4.04 per diluted share during 2017.  Consolidated net income was $182.3 million for 2018, compared to consolidated net income of $193.8 million for 2017.  The natural gas operations segment had net income of $138.8 million in 2018 compared to net income of $156.8 million in 2017, while the utility infrastructure services segment had net income of $45 million in 2018 compared to net income of $38.4 million in 2017.  Consolidated current-year results include a $3.2 million loss, or ($0.06) per share, in other income due to decreases in the cash surrender values of company-owned life insurance (“COLI”) policies, while the prior year included $10.3 million, or $0.21 per share, in other income associated with COLI policies.

Commenting on Southwest Gas Holdings’ performance and outlook, John P. Hester, President and Chief Executive Officer, said: “We are pleased to report 2018 diluted earnings per share of $3.68, which compares favorably to 2017 results after considering the impacts of tax reform and company-owned life insurance.  Our natural gas operations benefitted from the addition of 32,000 net new customers and we continued to expand and fortify our distribution system to ensure safe and reliable natural gas service.  We also achieved our highest customer satisfaction ratings ever.  Centuri, our utility infrastructure services segment, surpassed our expectations by posting record revenues of $1.5 billion and $45 million of net income in the first full year of integration following the Neuco acquisition in November 2017.

“Based on our 2018 results and expectations for the future, we are initiating earnings guidance of $3.75 to $4.00 per diluted share for 2019.  On the horizon, we look forward to the benefits of further utility infrastructure services expansion into the southeast region of the U.S. through the recent acquisition of Linetec Services.  Our natural gas operations segment also is expanding as Southwest connected its first natural gas utility customers in Mesquite, Nevada in February 2019.  This is just one example of our successful efforts to achieve preauthorization and cost recovery for planned capital investments.  We are excited about the long-term growth opportunities for both of our operating segments.”

During the fourth quarter of 2018, consolidated net income was $69.3 million, or $1.36 per diluted share, versus $96.5 million, or $2.00 per diluted share, for the fourth quarter of 2017.  The fourth quarter of 2017 included $20 million, or $0.42 per share, in one-time income tax benefits from the enactment of U.S. tax reform.
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Quarterly results for 2018 were impacted by a $9.2 million, or ($0.18) per share, reduction in COLI values versus COLI income of $3.5 million, or $0.07 per share, in the prior-year quarter.

Natural Gas Operations Segment Results

Full Year 2018

Operating margin decreased $9 million between years due to a $20 million reduction in customer rates to reflect lower income tax rates related to U.S. tax reform.  Combined rate relief in the Arizona and California jurisdictions provided $6 million in operating margin, while customer growth contributed another $11 million, as 32,000 net new customers were added during the last twelve months.  Operating margin from all other sources decreased a net $6 million between years, including reductions in regulatory surcharges that are offset in amortization expense.

Operations and maintenance expense increased $13.5 million, or 3%, between 2018 and 2017 due to an $8 million increase in pension cost and other employee benefit costs.  Higher expenses for pipeline integrity management and damage prevention programs accounted for $3.5 million of the increase.  Despite a $466 million, or 7%, increase in average gas plant in service, depreciation and amortization expense decreased $10.1 million between years primarily due to reduced depreciation rates in Arizona, a result of the April 2017 Arizona general rate case decision.  Property taxes increased $2 million between years primarily due to the increase in average gas plant in service.

Other income decreased $10.9 million between years due to a $13.5 million decline in COLI-related income.  COLI cash surrender values, inclusive of recognized death benefits, decreased $3.2 million in 2018, while the prior year reflected $10.3 million of COLI-related income.  Cash surrender values fluctuate based on the value of the underlying investments which experienced significant declines in the fourth quarter of 2018, similar to the broader stock market.  Offsetting the decrease, interest earned related to the Gas Infrastructure Replacement mechanism in Nevada increased $3.2 million in the current year due to a substantial increase in the amount of accelerated pipe replacement work under the program.  Net interest deductions increased $12 million between years, primarily due to the issuance of $300 million of senior notes in March 2018 and higher interest associated with credit facility borrowings during 2018.

Income taxes were favorably impacted in 2018 by the reduced corporate federal income tax rate, while 2017 reflected a one-time benefit of approximately $8 million, from the December 2017 enactment of tax reform.

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Fourth Quarter

Natural gas operations segment net income was $59.5 million for the fourth quarter of 2018 compared to $74.4 million for the fourth quarter of 2017.  Quarterly results reflect a COLI cash surrender value decline of $9.2 million in the fourth quarter of 2018 and COLI-related income of $3.5 million in the fourth quarter of 2017.

Operating margin decreased $3 million between quarters.  Customer growth contributed an incremental $3 million while tax reform savings returned to customers resulted in a decrease of $5 million.  Operating margin from all other sources, including the impact of regulatory surcharges, decreased $1 million.

Operations and maintenance expenses were relatively flat between quarters.  Depreciation and amortization decreased $2 million between quarters primarily due to reductions in regulatory surcharge amortizations.

Other income and deductions decreased $11 million between quarters due to the $12.7 million decline in COLI cash surrender values between quarters.  Income taxes decreased $1.7 million, including the impacts of tax reform.

Utility Infrastructure Services Segment Results

Full Year 2018

Revenues increased $275.8 million, or 22%, in 2018 when compared to 2017, primarily due to a full year of Neuco results ($147.9 million in 2018 compared to $17.2 million in 2017) and December 2018 revenues of $14.1 million from Linetec following these acquisitions.  In addition, revenue was favorably impacted from certain non-routine projects (including customer-requested support during strike-related and emergency response situations) and from settlement in 2018 of a previous contract dispute on a water pipe replacement project.  Revenue growth with existing customers in 2018 reflects the continuation of utility system replacement work due to governmental safety-related programs and utilities undertaking multi-year infrastructure system replacement projects.

Utility infrastructure services expenses increased $238.7 million, or 21%, between 2018 and 2017 largely due to additional gas pipe replacement work and higher labor-related operating expenses to support business growth.  Included in total Utility infrastructure services expenses are general and administrative (“G&A”) costs, which increased $23.8 million in 2018 when compared to 2017, including $6.9 million (2018) and $2.6 million (2017) of deal costs from the acquisitions of Linetec and Neuco, respectively.  Excluding deal costs, but including all other G&A components, there were $133 million of expenses during 2018 related to Neuco ($120.3 million) and Linetec ($12.7 million), as compared to $14.4 million in 2017 from Neuco activity following the acquisition date.
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Gains on sale of equipment (reflected as an offset to this expense category) were approximately $1.7 million and $4.2 million for 2018 and 2017, respectively.

Depreciation and amortization expense increased $8.4 million between 2018 and 2017 partially due to $3.5 million of incremental amortization of finite-lived intangible assets related to the Neuco and Linetec acquisitions.  Other increases in depreciation and amortization expense were incurred in connection with additional equipment purchases due to the growing volume of work being performed, partially offset by a $6.9 million reduction in depreciation with the extension of the estimated useful lives of certain depreciable equipment.

Net interest deductions increased $6 million between 2018 and 2017 primarily due to interest expense and amortization of debt issuance costs from incremental borrowings under Centuri’s secured revolving credit and term loan facility used to finance the acquisitions of Neuco and Linetec.

Income tax expense increased $16 million between 2018 and 2017 primarily due to a one-time benefit of $12 million in 2017 related to enactment of tax reform and the associated remeasurement of Centuri’s deferred tax liabilities, and from an increase in 2018 due to higher taxable earnings, partially offset by lower corporate federal income tax rates which apply in 2018 under the tax reform changes.

Fourth Quarter

Utility infrastructure services net income was $9.9 million for the fourth quarter of 2018 and $22.6 million for the fourth quarter of 2017.  A one-time tax benefit of $12 million was recorded in the fourth quarter of 2017 associated with U.S. tax reform.

Revenues increased $42.5 million in the fourth quarter of 2018 when compared to the prior-year quarter primarily due to a continued increase in pipe replacement work with existing customers under blanket and bid contracts, as well as increased revenues during the fourth quarter of 2018 for Neuco and Linetec as compared to the same period in 2017.

Utility Infrastructure services expenses increased $37.8 million between quarters.  Results were impacted by increased pipe replacement work and higher labor-related and operating expenses to support the increased revenue growth.  Additionally, $6.9 million in acquisition-related expenses for Linetec were incurred primarily during the fourth quarter of 2018.

Depreciation and amortization increased $3.4 million between quarters, primarily due to the incremental amortization of finite-lived intangible assets recognized from the Neuco and Linetec acquisitions and additional
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equipment purchased to support the growing volume of work being performed.  Depreciation expense includes a reduction of $1.4 million associated with an extension (in early 2018) of the estimated useful lives of certain depreciable equipment.

Net interest deductions increased by $850,000 between quarters due primarily to higher average debt outstanding (including amounts used to finance the Neuco and Linetec acquisitions) and higher average rates on variable-rate debt.

Income tax expense increased $12.6 million in the fourth quarter of 2018 as compared to 2017 primarily due to the one-time benefit recorded during the fourth quarter of 2017 due to the enactment of tax reform.

Outlook for 2019

Management expects 2019 diluted earnings per share to be between $3.75 and $4.00.  Other highlights of 2019 expectations include the following:
Natural Gas Operations Segment
•
Operating margin for 2019 is anticipated to benefit from customer growth (similar to 2018), infrastructure tracker mechanisms, expansion projects, and rate relief, including from the recently concluded Nevada general rate proceeding and California attrition.  Combined, these items are expected to produce an increase in operating margin of 4% to 5%.

•	On a comparative basis, operating income is expected to increase modestly.
•	Capital expenditures in 2019 are estimated at approximately $710 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.
Utility Infrastructure Services Segment
•
Centuri has a strong base of large utility clients that are expected to sustain, and over time, grow its business.  That, coupled with the recent Linetec acquisition, is expected to result in revenues for 2019 that are 15% to 20% greater than 2018 levels.

•	Operating income is expected to be approximately 6.0% to 6.5% of revenues.
•	Net income expectations reflect earnings attributable to Southwest Gas Holdings, net of noncontrolling interests. Changes in Canadian exchange rates could influence results.

Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.

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Centuri Construction Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2019. In addition, the statements under the heading “Outlook for 2019” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues and operating income percentage of revenues will transpire. Because of these and other factors, the Company can provide no assurances that estimates of 2019 earnings per share will be realized.  Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures.  Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers.  Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability.  Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance.  Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms.  Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure.  Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment.  (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)
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SOUTHWEST GAS HOLDINGS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2018	2017

Consolidated Operating Revenues	$2,880,013	$2,548,792

Net Income applicable to Southwest Gas Holdings	$182,277	$193,841

Average Number of Common Shares	49,419	47,965

Basic Earnings Per Share	$3.69	$4.04

Diluted Earnings Per Share	$3.68	$4.04

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,357,728	$1,302,308
Less: Net Cost of Gas Sold	419,388	355,045
Operating Margin	$938,340	$947,263

QUARTER ENDED DECEMBER 31,	2018	2017

Consolidated Operating Revenues	$786,654	$740,433

Net Income applicable to Southwest Gas Holdings	$69,304	$96,465

Average Number of Common Shares	50,911	48,172

Basic Earnings Per Share	$1.36	$2.00

Diluted Earnings Per Share	$1.36	$2.00

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$370,213	$366,485
Less: Net Cost of Gas Sold	100,287	93,206
Operating Margin	$269,926	$273,279

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2018	2017	2018	2017

Results of Consolidated Operations
Contribution to net income - gas operations	$59,541	$74,382	$138,842	$156,818
Contribution to net income - utility infrastructure services	9,943	22,643	44,977	38,360
Corporate and administrative	(180)	(560)	(1,542)	(1,337)
Net income	$69,304	$96,465	$182,277	$193,841

Basic earnings per share	$1.36	$2.00	$3.69	$4.04
Diluted earnings per share	$1.36	$2.00	$3.68	$4.04

Average common shares	50,911	48,172	49,419	47,965
Average shares (assuming dilution)	50,982	48,228	49,476	47,991

Results of Natural Gas Operations
Gas operating revenues	$370,213	$366,485	$1,357,728	$1,302,308
Net cost of gas sold	100,287	93,206	419,388	355,045
Operating margin	269,926	273,279	938,340	947,263
Operations and maintenance expense	92,758	92,494	404,813	391,321
Depreciation and amortization	46,267	48,279	191,816	201,922
Taxes other than income taxes	14,939	14,621	59,898	57,946
Operating income	115,962	117,885	281,813	296,074
Other income (deductions)	(11,379)	(564)	(17,240)	(6,388)
Net interest deductions	21,937	18,111	81,740	69,733
Income before income taxes	82,646	99,210	182,833	219,953
Income tax expense	23,105	24,828	43,991	63,135
Contribution to net income - gas operations	$59,541	$74,382	$138,842	$156,818

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2018

FINANCIAL STATISTICS
Market value to book value per share at year end	180%
Twelve months to date return on equity -- total company	9.3%
-- gas segment	8.2%
Common stock dividend yield at year end	2.7%
Customer to employee ratio at year end (gas segment)	886 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada (1)	1,110,376	6.65	9.25
Northern Nevada (1)	134,230	6.98	9.25
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (2)	87,158	8.46	11.00

(1) Reflects final rate case decision with rates effective in 2019.
(2) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
YEAR ENDED DECEMBER 31,
(In dekatherms)	2018	2017	2016
Residential	69,701,084	67,427,141	68,462,561
Small commercial	30,534,167	29,767,702	29,452,513
Large commercial	9,254,816	9,256,105	9,094,890
Industrial / Other	3,775,324	3,381,604	3,027,514
Transportation	105,055,105	97,440,664	97,056,087
Total system throughput	218,320,496	207,273,216	207,093,565

HEATING DEGREE DAY COMPARISON
Actual	1,531	1,476	1,607
Ten-year average	1,694	1,730	1,765

Heating degree days for prior periods have been recalculated using the current period customer mix.